EXHIBIT 10.1

                          PHARMACY BUSINESS ASSOCIATES
                            D.B.A. TRUECARE PHARMACY
                            1575 N. UNIVERSAL AVENUE
                                    SUITE 100
                           KANSAS CITY, MISSOURI 64120

                EXECUTIVE PRESIDENT, CEO/CFO EMPLOYMENT AGREEMENT
                -------------------------------------------------

This agreement is made and entered into on November 29, 2000 by and between the Board of Directors of Pharmacy Business Associates, hereinafter referred to as the "Board", and Nick Smock, hereinafter referred to as the "President, CEO/CFO" and supersedes any previous agreement. The "President, Chief Executive Officer/Chief Financial Officer" title will be effective at the time the "Board" amends the current bylaws regarding the "Board" officers and the "Corporation" officers.

For and in consideration of the mutual promises, covenants, and agreements herein made and contained, the parties hereto do agree as follows:

1. TERM - This agreement shall be in effect from February 1, 2001 until and including March 31, 2004, unless earlier terminated in accordance with the provisions of the agreement. For purposes of "contract year" and anniversary date" the annual year will be April 1 to March 31 of each year The official anniversary date will be that of April 1 of each year.

2. APPOINTMENT - Nick Smock is hereby appointed and employed by the Board as President, CEO/CFO of Pharmacy Business Associates. The President, CEO/CFO shall assume and perform, in a manner satisfactory to the Board, all of the duties, responsibilities, and obligations of such a position as described by the Board in its job description and directives as they are issued by the Board. The Board and the President, CEO/CFO agree to mutually develop the job description. The President, CEO/CFO agrees to devote substantially all his fulltime efforts to the duties and responsibilities of his position during the term of this agreement.

3. RENEWAL OR EXTENSION OF AGREEMENT - The President, CEO/CFO and Board agree that not later than thirty (30) days before the anniversary date of this agreement, the Board will conduct, annually, with the President, CEO/CFO, a review and evaluation of the quality of the President, CEO/CFO job performance prior to that point. Upon a satisfactory evaluation by a majority of the Board, the Board may renew or extend this agreement for a term of one or more years.

4. TERMINATION OF AGREEMENT - If, for whatever reason, the President, CEO/CFO should choose to dissolve this agreement, he may do so by notifying the Board in writing no less than 60 days prior to his intended date of termination from the position. This will entitle the President, CEO/CFO to a severance pay of 60 days salary calculated on a per diem basis if the Board chooses to dissolve the agreement before the 60 day intended date of termination, or as otherwise agreement by the Board and President, CEO/CFO. Furthermore, should the Board, for just cause, choose to dissolve this agreement, they may do so by notifying the President, CEO/CFO in writing, explaining the reasons for their action. The President, CEO/CFO will have the "reasonable opportunity to comply" defined as thirty (30) days after receiving said notice from the Board. This termination, if prior to the agreed end of March 31, 2001 shall entitle the President, CEO/CFO to severance pay of one hundred twenty (120) days salary calculated on a per diem basis. Termination of the President, CEO/CFO must be the decision of no fewer than 3/4 of the entire Board of Directors, and any such termination must be for just cause.

5. SALARY - For and in consideration of the agreement contained herein and the services to be performed under this agreement, the President, CEO/CFO shall receive, a yearly salary of $180,000 adjusted for inflation, using the consumer pricing index as a benchmark, yearly. All yearly sums are payable in hi-weekly installments during this term of this agreement and all salaries paid shall be subject to withholding taxes and other such deductions as required by law. Any salary due and owing to the President, CEO/CFO for less than a full two weeks shall be determined and paid on a per diem basis. Annual review of the President, CEO/CFO job performance will be conducted by the Board each year of this agreement not later than 120 days before the agreement's anniversary date.

6. ANNUAL VACATION - During the first twelve (12) month period of this agreement, the President, CEO/CFO shall receive fifteen (15) days of paid vacation. Additionally, the following will be considered paid holidays: a) Labor Day, b) Thanksgiving Day and the following Friday, c) Christmas Day, d) New Year's Day, e) Memorial Day, f) Independence Day, and g) floating birthday holiday.

7. FRINGE BENEFITS - The parties agree that the President, CEO/CFO shall receive, in addition to the salary stipulated, the following fringe benefits: a) sick leave, not to exceed thirty (30) days per year, with full pay, b) emergency and bereavement leave, not to exceed three (3) days in any single occurrence.

8. AUTOMOBILE ALLOWANCE AND OUT OF POCKET EXPENSES - The President, CEO/CFO will be reimbursed for all expenses related to the performance of his duties and will be reimbursed at the rate of .315 cents per mile for the use of his private automobile while discharging his duties. No reimbursement will be due for automobile mileage between the President, CEO/CFO home and the Pharmacy Business Associates office. Such reimbursement will be payable to the President, CEO/CFO upon his submission of a properly documented expense account form.

9. ENTIRE AGREEMENT - This agreement contains the entire understanding and agreement of the parities hereto. Any oral understanding or agreement between the parties made prior to this agreement shall have no force or effect. This agreement may be altered or amended by mutual consent of both parties, by any such alteration or amendment shall be in writing and signed by both parties.

10. WAIVER - It is hereby mutually stipulated and agreed by and between the parties hereto that nothing in this agreement shall operate or be counted as a waiver of any of the rights, power, privileges, or duties of each party hereto under the laws of the State of Missouri except as otherwise expressly stated herein.

11. BINDING EFFECT - Both parties represent that they fully understand the terms and conditions of this agreement, and that such terms and conditions shall be binding upon their heirs, successors, and assigns.

12. INTERPRETATION OF AGREEMENT - This agreement is made and executed in Jackson County, Missouri, and shall be construed in accordance with and interpreted under the laws of the State of Missouri.

In witness thereof the Board of Directors, appointing the President of the Board and being thereunto duly authorized, and the President, CEO/CFO do execute this agreement as of the date first mentioned.




Attested by:                             By  /s/ Mike Burns
                                         Mike Bums, R.Ph.
                                         TrueCare Pharmacy Chairman of the Board




                                         /s/ Nick Smock
                                         Nick Smock, R.Ph.,-M.B.A.
                                         TrueCare Pharmacy President, CEO/CFO

                                       2